SM&A PROVIDES PRELIMINARY FINANCIAL RESULTS FOR 2005

Company Increases Total Share Repurchase Authorization to $30 Million

NEWPORT BEACH, CA, JANUARY 25, 2006—SM&A, Inc. (Nasdaq: WINS) the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management services, today provided preliminary results for the full year and fourth quarter ended December 31, 2005. In addition, the Company announced that its Board of Directors has authorized an increase in SM&A’s share repurchase program to $30 million from $20 million.

Revenue for the year is expected to grow by approximately 11% to $76.7 million and net income is expected to be $0.41 per share. Revenue for the fourth quarter is expected to be $16.5 million and net income is expected to be $0.04 per share. For the fourth quarter ended December 31, 2004, revenue was $18.2 and net income was $0.13 per share, of which $0.02 per share was due to a tax adjustment. Results for the fourth quarter of 2004 included $1.0 million in contract win incentive payments as compared to only $200,000 during the fourth quarter of 2005. Final results for the fourth quarter and year are expected to be released on February 16, 2006, after the market close.

“While there were many positive developments during 2005, several factors hindered our fourth quarter financial performance,” said Cathy McCarthy, President and COO of SM&A. “As we noted during our conference call on October 13, we entered the fourth quarter with the potential for revenue shortfall resulting from a client who is experiencing budget pressure on one of their programs. This budget pressure continued throughout the quarter and impacted our ability to continue to service the client at the levels maintained during the first nine months of the year.

“In October, we felt there was an opportunity to offset this revenue pressure with additional competition management contracts in our pipeline,” continued Ms. McCarthy. “However a number of procurement delays late in the quarter affected our ability to overcome the revenue pressure. In addition, our loss of focus on building our performance assurance business, and the resulting insufficient pipeline from this service line, contributed to the revenue short fall.

“Over the last 12 months we have built an account executive team, which is now more focused on our priorities going into 2006, and we believe our pipeline and backlog will begin to build during the year and into the future,” said Ms. McCarthy. “Our extremely strong account executive team is concentrating its efforts on maximizing our potential to be involved with major procurements and as an organization, we have also increased our focus on our major customers and customers with the highest potential for repeat business. Finally, we are also evaluating strategies to most productively serve our growing list of customers.

“In addition to developing strategies to improve the long-term growth opportunities for our business we are improving the organization’s ability to successfully execute our business plan,” said Ms. McCarthy. “While we will more thoroughly review our actions when we report our final fourth quarter results on February 16, 2006, the plans are focused on increased accountability at all levels within the SM&A organization. Our actions are expected to positively impact our second half 2006 performance. The result is that 2006 is expected to be a year of single digit growth for SM&A, but a year during which we position the Company for strong double digit growth in the years ahead. We expect revenues for the first half of 2006 to be below the first half of 2005, with the second half of the year generating favorable comparisons,” she concluded.

“Revenues from Aerospace & Defense clients grew 5% for the year, while revenues from non-Aerospace & Defense clients increased 31%,” added Steve Handy, Chief Financial Officer. “Competition Management revenues increased 13% for the year, and set an all time record at approximately $44 million, while Performance Assurance revenues increased 9% for the year. In addition, the Company added 27 new clients which contributed $6.0 million in revenues during the year. The markets for our services continue to remain strong and we believe there are many market indicators that support our growth outlook,” added Mr. Handy.

“While the fourth quarter results were disappointing, we’ve moved aggressively to address the issues impacting our growth,” continued Ms. McCarthy. “We revised our organizational structure to improve our ability to execute our strategies and regain our growth momentum. We believe that we will regain momentum during the second half of 2006 and that we have the potential to achieve 20 percent top line growth in 2007 and 2008 from our core operations. To illustrate the Board’s and Management’s confidence in our plan, we’re pleased to announce today a further $10 million increase in our share repurchase authorization. Through December 31, 2005 we have utilized approximately $15 million of the existing $20 million in authorizations. With a cash position of approximately $24 million, we are well positioned to fund the capital needs of the growth plan while expanding our share repurchase authorization,” Ms. McCarthy concluded.

Safe Harbor Statement

The statements in this news release that refer to expectations for fiscal year 2005, 2006, 2007 and 2008, are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s competition management and performance assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2004. Actual results may differ materially from those expressed or implied. The company expressly does not undertake a duty to update forward-looking statements.

About SM&A

SM&A is the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management support services that enhance client’s ability to perform profitably on the programs they’ve won. Since 1982, SM&A has managed in excess of 1,000 proposals worth more than $312 billion for its clients, and has an 85% win rate on awarded contracts. In addition, SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and engineering sectors. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.smawins.com.